UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2006

Medarex, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	0-19312	22-2822175
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

707 State Road, Princeton, N.J.		08540-1437
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (609) 430-2880

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In connection with his resignation as the Chief Executive Officer and President of Medarex, Inc. (“Medarex”), effective November 5, 2006, Medarex entered into a letter agreement with Donald L. Drakeman (the “Severance Letter Agreement”) which provides that Dr. Drakeman will remain employed by Medarex under the terms of his current employment agreement dated January 5, 2004 (the “Employment Agreement”), except for the positions held by Dr. Drakeman and except as otherwise indicated below, until January 4, 2007 .  Dr. Drakeman thereafter will become a consultant to Medarex until March 25, 2007.  The material terms of the Severance Letter Agreement are as follows:

•                  Waiver by Dr. Drakeman of his rights to certain cash severance benefits under Section 6.A(1) of the Employment Agreement;

•                  Provision by Dr. Drakeman of executive level transition consulting services from January 5, 2007 through March 25, 2007 to Medarex not to exceed fifteen (15) hours per week in exchange for a monthly fee of $69,825 per month;

•                  Accelerated vesting of all unvested share units previously granted to Dr. Drakeman in respect of Medarex’s match on his deferred bonus compensation under (i) the Medarex, Inc. 2004 Restricted Stock Unit Award and Deferred Compensation Program under the Medarex, Inc. 2001 Stock Option Plan and (ii) the Medarex, Inc. Second 2004 Restricted Stock Unit Award and Deferred Compensation Program under the Medarex, Inc. 2001 Stock Option Plan;

•                  Continued coverage of Dr. Drakeman under Medarex’s directors’ and officers’ liability insurance policies on the same basis as other former officers and directors;

•                  Agreement by Dr. Drakeman to pay to Medarex in connection with misdated options the gross gains he received determined (at a later date) by computing the difference in stock price between the record grant date and the correct measurement date (plus the treasury rate of interest from the date of each exercise until the date of repayment); and

•                  Agreement by Dr. Drakeman to refund to Medarex the excess value of stock over $250,000 that he received as a stock bonus in 2001 valued on the day he received the stock (plus the treasury rate interest from the day he received the stock until repayment).

The Severance Letter Agreement is filed as an exhibit to this Current Report on Form 8-K, the full terms of which are incorporated by reference here.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 5, 2006, Dr. Drakeman resigned from Medarex’s Board of Directors and its subsidiaries and stepped down as Medarex’s Chief Executive Officer and President. He will resign as director of Celldex Therapeutics, Inc. when it is contractually permissible.

Effective November 5, 2006, Michael A. Appelbaum resigned as a member of Medarex’s Board of Directors.

On November 5, 2006, Medarex’s Board of Directors appointed Mr. Lerner to the position of Interim Chief Executive Officer and President, such appointment to be effective immediately.

Mr. Lerner, age 75, has been a member of Medarex’s Board of Directors since September 8, 1995, and the Chairman of the Board of Directors since May 19, 1997.  Mr. Lerner served as Chairman of the Board of Directors and of the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and healthcare company, from January 1993 until his retirement in September 1993, and also served as President and Chief Executive Officer of Hoffman-La Roche from 1980 through December 1992. Mr. Lerner served for 12 years on the Board of the Pharmaceutical Manufacturers’ Association, where he chaired the Association’s FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University.  He is also currently a Distinguished Executive-in-Residence at Rutgers University Business School. Mr. Lerner is also a director of Covance, Inc., Nektar Therapeutics, Inc., Panacos Pharmaceuticals, Inc. and Genmab A/S, all publicly traded healthcare companies.

The terms of Mr. Lerner’s compensation arrangements with Medarex have not been finalized.

The Board of Directors also reconstituted the following committees of the Board of Directors as follows:  Audit Committee:  Ronald J. Saldarini (Chair), Robert Dinerstein and Charles R. Schaller; Nominating and Corporate Governance Committee:  Robert Dinerstein (Chair), Patricia Danzon, Ronald Saldarini and Julius Vida; Compensation and Organization Committee:  Abhijeet Lele (Chair), Patricia Danzon and Ronald Saldarini.

Item 7.01. Regulation FD Disclosure.

On November 6, 2006, the Company issued a press release regarding the findings of the investigation of Special Investigation Committee of the Board of Directors into Medarex’s historical stock option grant practices.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Limitation on Incorporation by Reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in Item 7.01 of this report, or included as exhibits in Item 9.01 of this report, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in Item 7.01 of this report, or included as exhibits in Item 9.01 of this report, shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

The following exhibit is furnished herewith:

99.1         Press release issued by Medarex, Inc., dated November 6, 2006.

The following exhibit is filed herewith:

10.1         Severance Letter Agreement, dated November 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAREX, INC.

Date: November 6, 2006	/s/ Christian S. Schade
Christian S. Schade
Senior Vice President and Chief Financial Officer